Exhibit 2.2

CERTIFICATE OF MERGER

OF

PROTAGENIC ACQUISITION CORP.

a Delaware Corporation

WITH AND INTO

PROTAGENIC THERAPEUTICS, INC.

a Delaware Corporation

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify as follows:

FIRST: The names and states of incorporation of the constituent corporations are Protagenic Acquisition Corp., a Delaware corporation (“Merger Sub”), and Protagenic Therapeutics, Inc., a Delaware corporation (the “Company”).

SECOND: The Agreement and Plan of Merger, dated as of February 12, 2016 (the “Agreement”), by and among Atrinsic, Inc., a Delaware corporation, Merger Sub and the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

THIRD: The name of the corporation surviving the Merger is Protagenic Therapeutics, Inc. (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The Agreement is on file at 149 Fifth Avenue, Suite 500, New York, NY 10010, the place of business of the Surviving Corporation.

SIXTH: A copy of the Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: The Merger shall be effective as of the time of filing of this Certificate with the office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed this 12th day of February, 2016.

PROTAGENIC THERAPEUTICS, INC.

By:	/s/ Garo H. Armen
Name:	Garo H. Armen
Title:	Chairman of the Board of Directors